Exhibit 4.2

SIGNING DEBENTURE

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION REQUIREMENTS THEREOF OR EXEMPTION THEREFROM.

MATEON THERAPEUTICS, INC.

CONVERTIBLE DEBENTURE DUE APRIL    , 2022

Issuance Date: April , 2019	Principal Amount: $_____________

FOR VALUE RECEIVED, MATEON THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby promises to pay to [Buyer], having its address at [Address], or its assigns (the “Holder” and together with the other holders of Debentures issued pursuant to the Securities Purchase Agreement (as defined below), the “Holders”), the initial principal sum of [Amount] and 00/100 Dollars ($    ,        .00) (subject to adjustment as provided herein, the “Principal Amount”) on April     , 2022 (the “Maturity Date”). The Company has the option to redeem this Debenture prior to the Maturity Date pursuant to Section 2(b). All unpaid principal due and payable on the Maturity Date shall be paid in the form of Common Stock of the Company, par value $0.01 per share (“Common Stock”) pursuant to Section 3. The Holder has the option to cause any outstanding principal and accrued interest, if any, on this Debenture to be converted into Common Stock at any time prior to the Redemption Date (as defined below) or the Maturity Date pursuant to Section 2(a).

This Debenture is one of the Debentures referred to in the Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of April     , 2019, between the Company and the Holder. Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement. This Debenture is also subject to the provisions of the Securities Purchase Agreement and further is subject to the following additional provisions:

1.    This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act and other applicable state and foreign securities laws. The Holder may transfer or assign this Debenture (or any part thereof) without the prior consent of the Company, and the Company shall cooperate with any such transfer. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other Person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Securities Act or any applicable state or foreign securities laws or is exempt from the registration requirements of the Securities Act. Prior to due presentment for transfer of this Debenture to which the Company has consented, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Company’s books and records of outstanding debt securities and obligations (“Debenture Register”) as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

2.      Conversion at Holder’s Option; Redemption at Company’s Option.

a. The Holder is entitled to, at any time or from time to time, convert the Conversion Amount (as defined below) into Conversion Shares, at a conversion price for each share of Common Stock (the “Conversion Price”) equal to $0.10 (the “Fixed Price”), provided, however, that if the Debenture is not redeemed in its entirety by the Company on or before the 180th calendar day after the Issuance Date, then the Conversion Price shall equal the lesser of (a) the Fixed Price or (b) Sixty Five percent (65%) of the lowest traded price (as reported by Bloomberg LP) of the Common Stock for the fifteen (15) Trading Days immediately preceding the date of the date of conversion of the Debenture (provided, further, that if the Company is not DWAC Operational at the time of conversion, the Common Stock is traded on the OTC Pink (“OTCP”) at the time of conversion, or the Conversion Price is less than $0.01 per share, then Sixty Five percent (65%) shall automatically adjust to Fifty Five percent (55%) of the lowest traded price (as reported by Bloomberg LP) of the Common Stock for the fifteen (15) Trading Days immediately preceding the date of conversion of the Debenture), subject in each case to equitable adjustments resulting from any stock splits, stock dividends, recapitalizations or similar events. The Company shall issue irrevocable instructions to its Transfer Agent regarding conversions such that the transfer agent shall be authorized and instructed to issue Conversion Shares upon its receipt of a Notice of Conversion without further approval or authorization from the Company. For purposes of this Debenture, the “Conversion Amount” shall mean the sum of (A) all or any portion of the outstanding Principal Amount of this Debenture, as designated by the Holder upon exercise of its right of conversion plus (B) any interest, pursuant to Section 10 or otherwise, that has accrued on the portion of the Principal Amount that has been designated for payment pursuant to (A).

Conversion shall be effectuated by delivering by facsimile, email or other delivery method to the Transfer Agent of the completed form of conversion notice attached hereto as Annex A (the “Notice of Conversion”), executed by the Holder of the Debenture evidencing such Holder’s intention to convert this Debenture or a specified portion hereof. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The Holder may, at its election, deliver a Notice of Conversion to either the Company or the Transfer Agent. The date on which notice of conversion is given (the “Conversion Date”) shall be deemed to be the date on which the Company or the Transfer Agent, as the case may be, receives by fax, email or other means of delivery used by the Holder the Notice of Conversion (such receipt being evidenced by electronic confirmation of delivery by facsimile or email or confirmation of delivery by such other delivery method used by the Holder). Delivery of a Notice of Conversion to the Transfer Agent may be given by the Holder by facsimile, or by delivery to the Transfer Agent at the address set forth in the Transfer Agent Instruction Letter (or such other contact facsimile number, email or street address as may be designated by the Transfer Agent to the Holder). Delivery of a Notice of Conversion to the Company shall be given by the Holder pursuant to the notice provisions set forth in Section 10 of the Agreement. The Conversion Shares must be delivered to the Holder within two (2) business days from the date of delivery of the Notice of Conversion to the Transfer Agent or Company, as the case may be. Conversion shares shall be delivered by DWAC so long as the Company is then DWAC Operational, unless the Holder expressly requests delivery in certificated form or the

Conversion Shares are in the form of Restricted Stock and are required to bear a restrictive legend. Conversion Shares shall be deemed delivered (i) if delivered by DWAC, upon deposit into the Holder’s brokerage account, or (ii) if delivered in certificated form, upon the Holder’s actual receipt of the Conversion Shares in certificated form at the address specified by the Holder in the Notice of Conversion, as confirmed by written receipt.

If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the Common Stock, then at the sole discretion of the Holder, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted by the Holder to the par value price.

Except with respect to an Exempt Issuance (as defined in this Debenture), if, at any time while the Debenture is issued and outstanding, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance and at the option of the Holder, the Conversion Price will be reduced to the price per share of the Dilutive Issuance. “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to officers, employees, or directors of the Company issued pursuant to plans that have been approved by the board of directors of the Company, (b) securities in full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of the securities or assets of a corporation or other entity, or (c) securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital.

b. So long as no Event of Default (as defined in Section 10) shall have occurred and be continuing (whether such Event of Default has been declared by the Holder) (unless the Holder consents to such redemption notwithstanding such Event of Default, as described in clause (v), below), the Company may at its option call for redemption all or part of the Debentures, with the exception of any portion thereof which is the subject of a previously-delivered Notice of Conversion, prior to the Maturity Date, as follows:

(i) The Debentures called for redemption shall be redeemable by the Company, upon not more than two (2) calendar days written notice, for an amount (the “Redemption Price”) equal to: (i) if the Redemption Date (as defined below) is ninety (90) calendar days or less from the date of issuance of this Debenture, One Hundred Ten percent (110%) of the sum of the Principal Amount so redeemed plus accrued interest, if any; (ii) if the Redemption Date is greater than or equal to ninety-one (91) calendar days from the date of issuance of this Debenture and less than or equal to one hundred twenty (120) calendar days from the date of issuance of this Debenture, One Hundred Twenty percent (120%) of the sum of the Principal Amount so redeemed plus accrued interest, if any; (iii) if the Redemption Date is greater than or equal to one hundred twenty one (121) calendar days from the date of issuance of this Debenture and less than or equal to one hundred eighty (180) calendar days from the date of issuance of this Debenture, One Hundred Thirty percent (130%) of the sum of the Principal Amount so redeemed plus accrued interest, if any; and (iv) if either (1) the Debentures are in default but the Holder consents to the redemption notwithstanding such default or (2) the Redemption Date is greater than or equal to one hundred eighty one (181) calendar days from the date of issuance of this Debenture, One Hundred Forty percent (140%) of the sum of the Principal Amount so redeemed plus accrued interest, if any. The date upon which the Debentures are redeemed and paid shall be referred to as the “Redemption Date” (and, in the case of multiple redemptions of less than the entire outstanding Principal Amount, each such date shall be a Redemption Date with respect to the corresponding redemption).

(ii) If fewer than all outstanding Debentures are to be redeemed, including Debentures issued concurrently to Peak One Opportunity Fund, L.P. and are held by different investors, then all Debentures shall be partially redeemed on a pro rata basis.

(iii) [Reserved]

(iv) On the Redemption Date, the Company shall cause the Holders whose Debentures have been presented for redemption to be issued payment of the Redemption Price. In the case of a partial redemption, the Company shall also issue new Debentures to the Holders for the Principal Amount remaining outstanding after the Redemption Date promptly after the Holders’ presentation of the Debentures called for redemption.

(v) To effect a redemption the Company shall provide a written notice to the Holder(s) not more than two (2) days prior to the Redemption Date (the “Redemption Notice”), setting forth the following:

1.	the Redemption Date;

2.	the Redemption Price;

3.	the aggregate Principal Amount of the Debentures being called for redemption;

4.

a statement advising the Holders that the Debentures (or, in the case of a partial redemption, that portion of the Principal Amount being called for redemption) as of the Redemption Date will cease to be convertible into Common Stock as of the Redemption Date; and

5.

in the case of a partial redemption, a statement advising the Holders that after the Redemption Date a substitute Debenture will be issued by the Company after deduction the portion thereof called for redemption, at no cost to the Holder, if the Holder so requests.

Notwithstanding the foregoing, in the event the Company issues a Redemption Notice but fails to fund the redemption on the Redemption Date, then such Redemption Notice shall be null and void, and (i) the Holder(s) shall be entitled to convert the Debentures previously the subject of the Redemption Notice, and (ii) the Company may not redeem such Debentures for at least thirty (30) days following the intended Redemption Date that was voided, and the Company shall be required to pay to the Holder(s) the Redemption Price simultaneously with the issuance of a Redemption Notice in connection with any subsequent redemption pursued by the Company.

3.      Unless demand has otherwise been made by the Holder in writing for payment in cash as provided hereunder, and so long as no Event of Default shall exist (whether or not notice thereof has been delivered by the Holder to the Company), any Debentures not previously tendered to the Company for conversion as of the Maturity Date shall be deemed to have been surrendered for conversion, without further action of any kind by the Company or any of its agents, employees or representatives, as of the Maturity Date at the Conversion Price applicable on the Maturity Date (“Mandatory Conversion”).

4.      No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional to convert this Debenture into Common Stock, at the time, place, and rate herein prescribed. This Debenture is a direct obligation of the Company.

5.      If the Company (a) merges or consolidates with another corporation or business entity and the Company is not the surviving entity or (b) sells or transfers all or substantially all of its assets to another Person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee will agree that this Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any (i) proposed merger or consolidation where the Company is not the surviving entity or (ii) sale or transfer of all or substantially all of the assets of the Company (in either such case, a “Sale”), the Holder shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company.

6.      If, at any time while any portion of this Debenture remains outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock or otherwise recapitalizes its Common Stock, the Conversion Price shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such split, the Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such reverse split, the Conversion Price shall be deemed to be the amount of such Conversion Price calculated immediately prior to the record date multiplied by 10; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such dividend, the Conversion Price shall be deemed to be the amount of such Conversion Price calculated immediately prior to such record date multiplied by a fraction, of which the numerator is the number of shares for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon.

7.      All payments contemplated hereby to be made “in cash” shall be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder to an account designated by the Holder to the Company and if the Holder has not designated any such accounts at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time; except that the Holder may designate, by notice to the Company, a different delivery address for any one or more specific payments or deliveries.

8.     The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock issuable upon conversion thereof except in compliance with the terms of the Securities Purchase Agreement and under circumstances which will not result in a violation of the Securities Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

9.     This Debenture shall be governed by and construed in accordance with the laws of the State of Nevada. Each of the parties consents to the exclusive jurisdiction and venue of the state and/or federal courts located in Miami-Dade County, Florida in connection with any dispute arising under this Agreement, and each waives any objection based on forum non conveniens. This provision is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with Florida law (Nevada law governing all other, substantive matters). Each of the parties hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in Miami-Dade County, Florida, and each waives any objection based on forum non conveniens. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Debenture or the Securities Purchase Agreement.

10.    The following shall constitute an “Event of Default”:

a. The Company fails in the payment of principal or interest (to the extent that interest is imposed under this Section 10) on this Debenture as required to be paid in cash hereunder, and payment shall not have been made for a period of five (5) business days following the payment due date (as to which no further cure period shall apply); or

b. Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company to the Holder in connection with the issuance of this Debenture, shall be false or misleading (including without limitation by way of the misstatement of a material fact or the omission of a material fact) in any material respect at the time made (as to which no cure period shall apply); or

c. The Company fails to remain listed on OTCP, OTCQB, or OTCQX, or a more senior stock exchange any time from the date hereof to the Maturity Date for a period in excess of five (5) Trading Days (as to which no further cure period shall apply); or

d. The Company (i) fails to timely file required SEC reports when due (including extensions), becomes, is deemed to be or asserts that it is a “shell company” at any time for purposes of the 1933 Act, and Rule 144 promulgated thereunder or otherwise takes any action, or refrains from taking any action, the result of which makes Rule 144 under the 1933 Act unavailable to the Holder for the sale of their Securities, (ii) fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, (iii) fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture and such transfer is otherwise lawful, (iv) fails to remove any restrictive legend or to cause its Transfer Agent to transfer any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by the relevant Transaction Document(s) and such legend removal is otherwise lawful, or (v) the Company fails to perform or observe any of its obligations under the Section 5 of the Agreement or under the Transfer Agent Instruction Letter (no cure period shall apply in the case of clauses (i) through (v) above, inclusive); or

e. The Company fails to perform or observe, in any material respect (i) any other covenant, term, provision, condition, agreement or obligation set forth in the Debenture, (subject to a cure period of three (3) days other than in the case of a failure under Section 5 hereof, as to which no cure period shall apply), or (ii) any other covenant, term, provision, condition, agreement or obligation of the Company set forth in the Securities Purchase Agreement and such failure shall continue uncured for a period of either (1) three (3) days after the occurrence of the Company’s failure under Section 4(d), (e) (except as described in Section 10(c) hereof, as to which Section 10(c) hereof shall control), (f), (g) or (h) of the Securities Purchase Agreement, or (2) ten (10) days after the occurrence of the Company’s failure under any other provision of the Securities Purchase Agreement not otherwise specifically addressed in the Events of Default set forth in this Section 10; or

f. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for the Company or for a substantial part of its property or business (as to which no cure period shall apply); or

g. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment (as to which no cure period shall apply); or

h. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter (as to which no cure period shall apply); or

i. Any money judgment, writ or warrant of attachment, or similar process (including an arbitral determination), in excess of Fifty Thousand Dollars ($50,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets (as to which no cure period shall apply); or

j. The occurrence of a breach or an event of default under the terms of any indebtedness or financial instrument of the Company or any subsidiary (including but not limited to any Subsidiary) of the Company in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) or more which is not waived by the creditors under such indebtedness (as to which no cure period shall apply); or

k. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding (as to which no further cure period shall apply); or

l. The issuance of an order, ruling, finding or similar adverse determination the SEC, the Secretary of State of the State of Delaware or other applicable state of incorporation of the Company, the National Association of Securities Dealers, Inc. or any other securities regulatory body (whether in the United States, Canada or elsewhere) having proper jurisdiction that the Company and/or any of its past or present directors or officers have committed a material violation of applicable securities laws or regulations (as to which no cure period shall apply); or

m. The Company shall have its Common Stock suspended or delisted from a national securities exchange or an electronic quotation service such as the OTCP, OTCQB, or OTCQX for a period in excess of five (5) Trading Days (as to which no further cure period shall apply); or

n. Any of the following shall occur and be continuing: a breach or default by any party under (a) any agreement identified by the Company in its SEC filings as a material agreement or (b) any note or other form of indebtedness in favor of the Company representing indebtedness of at least Fifty Thousand Dollars ($50,000.00), irrespective of whether such breach or default was waived (as to which no cure period shall apply); or

o. Notice of a Material Adverse Effect is provided by the Company or the determination in good faith by the Holder that a Material Adverse Effect has occurred (as to which no cure period shall apply); or

p. [Intentionally Omitted].

q. [Intentionally Omitted].

r. At any time while this Debenture is outstanding, the lowest traded price on the OTCP, OTCQB, or OTCQX, or other applicable principal trading market for the Common Stock, is equal to or less than $0.0001.

Then, or at any time thereafter, the Company shall immediately give written notice of the occurrence of such Event of Default to the Holders of all Debentures then outstanding, and in each and every such case, unless such Event of Default shall have been waived in writing by a majority in interest of the Holders of the Debentures (which waiver shall not be deemed to be a waiver of any subsequent default), then at the option of a majority in interest of the Holders and in the discretion of a majority in interest of the Holders, take any or all of the following actions: (i) pursue remedies against the Company in accordance with any of the Holder’s rights, and (ii) increase the interest rate applicable to the Debentures to the lesser of eighteen percent (18%) per annum and the maximum interest rate allowable under applicable law. A majority in interest of the Holders may immediately enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by applicable law. The Company expressly acknowledges and agrees that the Holder’s exercise of any or all of the remedies provided herein or under applicable law, including without limitation the increase(s) in the Principal Amount and as may be declared in the case of a default, is reasonable and appropriate due to the inability to define the financial hardship that the Company’s default would impose on the Holders. To the extent that the Holder’s exercise of any of its remedies in the case of an Event of Default shall be construed to exceed the maximum interest rate allowable under applicable law, then such remedies shall be reduced to equal the maximum interest rate allowable under applicable law.

11.   Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

12.   So long as this Debenture is outstanding, upon any issuance by the Company or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Debenture, then the Company shall notify the Holder of such additional or more favorable term and such term, at Holder’s option, shall become a part of the transaction documents with the Holder. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

13.   This Debenture may be amended only by the written consent of the parties hereto. Notwithstanding the foregoing, the Principal Amount of this Debenture shall automatically be reduced by any and all Conversion Amounts (to the extent that the same relate to principal hereof). In the absence of manifest error, the outstanding Principal Amount of the Debenture on the Holder’s book and records shall be the correct amount.

14.   In the event of any inconsistency between the provisions of this Debenture and the provisions of any other Transaction Document, the provisions of this Debenture shall prevail. Without limiting the generality of the foregoing, in the event the Transfer Agent is not required to transfer any Common Stock, issue Conversion Shares or de-legended shares of Restricted Stock pursuant to the Transfer Agent Instruction Letter, this shall not operate as an excuse, extension or waiver of the Company’s obligation to issue and deliver Conversion Shares or de-legended Restricted Stock.

15.   The Company specifically acknowledges and agrees that in the event of a breach or threatened breach by the Company of any provision hereof or of any other Transaction Document, the Holder will be irreparably damaged, and that damages at law would be an inadequate remedy if this Debenture or such other Transaction Document were not specifically enforced. Therefore, in the event of a breach or threatened breach by the Company, the Holder shall be entitled, in addition to all other rights and remedies, to an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for a specific performance of the provisions of this Debenture and the other Transaction Documents.

16.   No waivers or consents in regard to any provision of this Debenture may be given other than by an instrument in writing signed by the Holder.

17.   Each time, while this Debenture is outstanding, the Company enters into a Section 3(a)(9) transaction (including but not limited to the issuance of new promissory notes or debentures, or of a replacement promissory note or debenture), or Section 3(a)(10) transaction, in which any 3rd party has the right to convert monies owed to that 3rd party (or receive shares pursuant to a settlement or otherwise) at a discount to market greater than the Conversion Price in effect at that time (prior to all other applicable adjustments in this Debenture), then the Conversion Price shall be automatically adjusted to such greater discount percentage (prior to all applicable adjustments in this Debenture) until this Debenture is no longer outstanding. Each time, while this Debenture is outstanding, the Company enters into a Section 3(a)(9) transaction (including but not limited to the issuance of new promissory notes or debentures, or of a replacement promissory note or debenture), or Section 3(a)(10) transaction, in which any 3rd party has a look back period greater than the look back period in effect under this Debenture at that time, then the Holder’s look back period shall automatically be adjusted to such greater number of days until this Debenture is no longer outstanding. The Company shall give written notice to the Holder, with the adjusted Conversion Price and/or adjusted look back period (each adjustment that is applicable due to the triggering event), within one (1) business day of an event that requires any adjustment described in this section. So long as this Debenture is outstanding, the Company shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, either Section 3(a)(9) of the Securities Act (a “3(a)(9) Transaction”) or Section 3(a)(l0) of the Securities Act (a “3(a)(l0) Transaction”).

18.   Reserved

19.   Notwithstanding any provision in this Debenture or the related transaction documents to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Debenture or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Debenture, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Debenture greater than the highest non-usurious rate of interest which may be charged under applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by an officer thereunto duly authorized as of the date of issuance set forth above.

MATEON THERAPEUTICS, INC.

By:
Name:	William D. Schwieterman
Title:	Chief Executive Officer

[Signature Page to Convertible Debenture]

ANNEX A

MATEON THERAPEUTICS, INC.

NOTICE OF CONVERSION

(To Be Executed by the Registered Holder in Order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert $                     of the Principal Amount of the above Debenture into Shares of Common Stock of Mateon Therapeutics, Inc., a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. After giving effect to the conversion requested hereby, the outstanding Principal Amount of such debenture is $                    , absent manifest error.

Pursuant to the Debenture, certificates representing Common Stock upon conversion must be delivered (including delivery by DWAC or DRS) to the undersigned within two (2) business days from the date of delivery of the Notice of Conversion to the Transfer Agent.

Conversion Date

Applicable Conversion Price

Signature

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